March 23, 2000

                       Ballard Spahr Andrews & Ingersoll
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202


Stratus Fund, Inc.
P.O. Box 82535
Lincoln, Nebraska 68501-2535

               Re:    Shares of Stock of Stratus Fund, Inc.


Gentlemen:

               We have acted as counsel to Stratus Fund, Inc., a Minnesota corporation (the "Company"), in connection with that certain Plan of
Reclassification of the Company (the "Plan"), and the consummation of the transactions contemplated therein. The Plan provides for the combination of Capital Appreciation Portfolio and Intermediate Government Bond Portfolio (the "Acquired Portfolios") with Growth Portfolio and Government Securities Portfolio (the "Acquiring Portfolios"), respectively (the "Reorganizations"). The Acquired Portfolios and the Acquiring Portfolios are each investment portfolios of the Company.

               Pursuant to the Plan, the Articles of Incorporation of the Company will be amended to reclassify the shares of the Acquired Portfolio as shares of the Acquiring Portfolio and the Company will issue Retail Class A shares of the Acquiring Portfolio to the Acquired Portfolio's Retail Class A shareholders, and Institutional Class Shares of the Acquiring Portfolio to the Acquired Portfolio's Institutional Class shareholders. All of the assets of an Acquired Portfolio will be transferred to the Acquiring Portfolio, with which it will combine, the Acquiring Portfolio will assume all of the liabilities of the Acquired Portfolio. The value of each Acquired Portfolio shareholder's account with the Acquiring Portfolio immediately after the Reorganization will be the same as the value of such shareholder's account with the Acquired Portfolio immediately prior to the Reorganization.

               The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Retail Class A and Institutional Class Shares of the Acquiring Portfolios to be issued pursuant to the Plan (the "Acquiring Portfolio Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganizations occur. Based on the foregoing, we are of the


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Stratus Fund, Inc.
March 23, 2000
Page 2


               opinion that the Acquiring Portfolios Shares, when issued by the Company directly to the shareholders of the Acquired Portfolios in accordance with the terms and conditions of the Plan, will be legally issued, fully paid
and   non-assessable.

               We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Business Corporation Act of the State of Minnesota without considering the effect of case law or other statutory law on the Minnesota Business Corporation Act. We consent to the filing of this opinion as Exhibit 11 to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.


                                      Very truly yours,



                                      /S/ Ballard Spahr Andrews & Ingersoll, LLP